101 Main St.
P.O. Box 1628
Lafayette, IN 47902
(765) 742-1064

www.LSBANK.com
lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION CONTACT:
August 7, 2009	Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932

LSB Financial Corp. Announces Profitable Second Quarter and Year-to-Date Results
 and Payment of a Cash Dividend

 Lafayette, IN - LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported second quarter earnings of $312,000 or $0.20 per share compared to $521,000 or $0.34 per share in 2008. Earnings for the first six months of 2009 were $614,000 or $0.40 per share compared to $1,037,000 or $0.67 per share in 2008.  Factors causing the decrease in year-to-date net income included a $458,000 increase in the reserve for loan losses and a $270,000 increase in FDIC insurance premiums including a special assessment to help rebuild the FDIC insurance fund.

LSB Financial President & CEO, Randolph F. Williams stated, “We believe our market is showing some signs of improvement, and are encouraged that the County’s year-to-date existing home sales were up by 11.9% over last year.  However, previously announced layoffs at some of our major manufacturers remind us that the national recession is still having an effect on Tippecanoe County as the unemployment rate hit 10.3% in June.”

Williams continued, “Despite the difficult economic times, LSB’s practice of working proactively with borrowers has enabled us to keep loan losses manageable.  We continue to monitor all the risks within our portfolio very closely and to systematically deal with problems identified within our loan monitoring process.  Non-performing loans as of June 30, 2009 were $10,834,000 or 3.37% of total loans compared to $7,976,000 or 2.41% at December 31, 2008.  Prudence dictates that we keep adequate reserves against loan losses and our reserves at June 20, 2009 were at $4,085,000 or 1.27% of total loans, compared to $3,697,000 or 1.12% at December 2008.”

Williams added, “As a community bank we consider it essential to keep the bank well-capitalized.  Total assets were up slightly to $375,500,000 at the end of June and equity grew to $34,331,000.  The resulting ratio of equity to assets was 9.14%, considered “well-capitalized” by our primary regulator.  Capital is widely considered the first line of defense against unforeseen losses of any type.”

The Company also announced that it will pay a quarterly cash dividend of $0.125 per share to shareholders of record as of the close of business on August 7, 2009 with a payment date of September 4, 2009.  Williams stated, “While capital growth is always a primary goal, we are pleased that our income this quarter made it possible to pay this 54th consecutive dividend to our shareholders representing an annualized dividend rate of 4.3% while still contributing to capital growth.”

Williams stated, “On July 1, 2009, Lafayette Savings Bank celebrated Founders Day at its main office on the banks of the Wabash.  Lafayette Savings Bank was founded by John Purdue on July 1, 1869.  Noting that this made us the oldest savings bank in the state of Indiana, Williams continued, “The fact that we’ve had the same name for 140 years is yet another testament to our stability.”

The closing market price of LSB stock on August 6, 2009 was $11.50 per share as reported by the NASDAQ National Market.

LSB FINANCIAL CORP. SELECTED CONSOLIDATED FINANCIAL INFORMATION (Dollars in thousands except share and per share amounts)
Selected balance sheet data:	Three months ended June 30, 2009	Year ended December 31, 2008

Cash and due from banks	$1,748	$2,046
Short-term investments	18,515	9,179
Securities available-for-sale	12,299	11,853
Loans held for sale	2,138	1,342
Net portfolio loans	319,093	325,297
Allowance for loan losses	4,085	3,697
Premises and equipment, net	6,383	6,461
Federal Home Loan Bank stock, at cost	3,997	3,997
Bank owned life insurance	5,404	5,841
Other assets	5,957	6,996
Total assets	375,534	373,012

Deposits	280,939	258,587
Advances from Federal Home Loan Bank	57,500	78,500
Other liabilities	2,764	1,850

Shareholders’ equity	34,331	34,075
Book value per share	$22.10	$21.92
Equity / assets	9.14%	9.14%
Total shares outstanding	1,553,525	1,553,525

Asset quality data:
Non-accruing loans	$9,687	$7,976
Loans past due 90 days still on accrual	1,147	---
Other real estate / assets owned	1,471	1,412
Total non-performing assets	13,207	9,388
Non-performing loans / total loans	3.37%	2.41%
Non-performing assets / total assets	3.28%	2.52%
Allowance for loan losses / non-performing loans	37.71%	46.35%
Allowance for loan losses / non-performing assets	33.20%	39.38%
Allowance for loan losses / total loans	1.27%	1.12%
Loans charged off (quarter-to-date and year-to-date, respectively)	$583	$1,183
Recoveries on loans previously charged off	13	77

	Three months ended June 30,		Six months ended June 30,
Selected operating data:	2009	2008	2009	2008
Total interest income	$5,059	$5,374	$10,031	$10,795
Total interest expense	2,545	2,774	5,109	5,652
Net interest income	2,536	2,600	4,922	5,143
Provision for loan losses	389	250	958	500
Net interest income after provision	2,147	2,350	3,964	4,643
Non-interest income:
Deposit account service charges	370	433	706	829
Gain on sale of mortgage loans	451	8	974	25
Gain(loss) on sale of securities and other assets	(100)	(72)	(66)	19
Other non-interest income	250	353	494	632
Total non-interest income	971	722	2,108	1,505
Non-interest expense:
Salaries and benefits	1,380	1,145	2,732	2,372
Occupancy and equipment, net	317	341	670	686
Computer service	147	135	281	270
Advertising	60	72	117	140
Other	787	623	1,438	1,181
Total non-interest expense	2,691	2,316	5,238	4,649
Income before income taxes	427	756	834	1,499
Income tax expense	115	235	220	462
Net income	312	521	614	1,037

Weighted average number of diluted shares	1,555,084	1,556,894	1,553,525	1,558,960
Diluted earnings per share	$0.20	$0.33	$0.40	$0.66

Return on average equity	3.63%	6.05%	3.58%	6.04%
Return on average assets	0.33%	0.59%	0.32%	0.59%
Average earning assets	$361,361	$330,981	$359,463	$329,157
Net interest margin	2.81%	3.14%	2.74%	3.12%
Efficiency ratio	86.31%	75.39%	86.25%	75.61%